Exhibit 99.2

Optical Diagnostic Developer, MELA Sciences,

Appoints Veteran Medical Device

Investment Banker, Samuel Navarro, as Director

Irvington, NY March 14, 2014 – MELA Sciences, Inc. (NASDAQ: MELA), developer of MelaFind®, an FDA approved optical diagnostic device that assists dermatologists in melanoma diagnosis, today announced the appointment of veteran medical device investment banker Samuel E. Navarro to the Board of Directors. Mr. Navarro’s appointment brings MELA’s Board to eight members.

Mr. Navarro brings a wealth of knowledge and industry expertise in finance, investment banking, mergers and acquisitions, equity research and investment management experience in the medical device industry. Mr. Navarro is currently Managing Partner at Gravitas Healthcare, LLC. Before Gravitas, Mr. Navarro was Managing Director of Cowen & Co. in New York City and head of their Medical Technology Investment Banking initiatives, leading a team of senior people, and was responsible for building the franchise across all product categories, including M&A/Advisory and financing services and products. Before Cowen & Co., Mr. Navarro spent over four years at The Galleon Group running the Galleon Healthcare Fund as a Senior Portfolio Manager. He was responsible for all healthcare investments across all sectors, including pharmaceuticals / biopharmaceutical industries, medical technology and hospital supplies, and all areas of healthcare services. Prior to Galleon, Mr. Navarro was Global Head of Healthcare Investment Banking at ING Barings.

Mr. Navarro has also served or serves on the boards of Arstasis, MicroTherapeutics, Jomed, Photomedex and Pixelux Entertainment. Mr. Navarro received an MBA in Finance from The Wharton School at the University of Pennsylvania, a Master of Science in Engineering from Stanford University and a Bachelor of Science in Engineering from The University of Texas at Austin.

Mr. Navarro, commented, “I am excited to contribute to the MELA Sciences Board as they execute their U.S. and European commercialization strategy for MelaFind and develop plans for other global markets. I also look forward to working with the company to evaluate and develop other potential applications for their optical diagnostic technology.”

Rose Crane, CEO of MELA Sciences said, “Sam brings a tremendous breadth of experience, expertise and relationships across the medical device and healthcare industry and huge enthusiasm regarding MELA Sciences and our potential. We look forward to the vital insight and guidance Sam will provide as we move forward.”

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About MELA Sciences, Inc. www.melasciences.com

MELA Sciences is a medical device company developing dermatology diagnostics utilizing state-of-the-art optical imaging. The flagship product is MelaFind®, an FDA, PMA and CE Mark approved, non-invasive diagnostic tool to aid dermatologists in melanoma evaluation and diagnosis. MelaFind® uses a variety of visible to near-infrared light waves to evaluate skin lesions from the surface to 2.5 mm beneath the skin. It provides images and data on the relative disorganization of a lesion’s cell structure that provides substantial additional perspective to aid melanoma diagnosis. MELA is also exploring new potential uses for its core imaging technology and algorithms.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and may contain words such as “seeks,” “look forward,” and “there seems” that suggest future events or trends. These statements are based on our current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from our expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. MELA Sciences assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Media	Investors

Diana Garcia Redruello	Toni Trigiani, David Collins
MELA Sciences, Inc.	Catalyst Global
212-518-4226	212-924-9800
dgarcia@melasciences.com	mela@catalyst-ir.com